Exhibit 10.06(g)

PARTICIPANT AWARD AGREEMENT
(Options)
_________, 20__
Dear __________:
1.Grant; Vesting. Pursuant to the terms and conditions of the EQT Corporation 20__ Long-Term Incentive Plan (as amended from time to time, the “Plan”) and this Participant Award Agreement (this “Award Agreement”), the Management Development and Compensation Committee (“Committee”) of the Board of Directors (“Board”) of EQT Corporation (the “Company”) has granted you Non-Qualified Stock Options (the “Options”) to purchase shares of the Company’s common stock as outlined below. Defined terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan.

(a)Options Granted: __________

(b)Grant Date: __________, 20__

(c)Exercise Price per Share: __________

(d)Expiration Date: __________ (Options may not be exercised on or after this date)

(e)Vesting: The Options will vest as follows, subject to your continued employment with the Company through each applicable vesting date:

Vesting Date	Percent Vested

2.Change of Control. In the event of a Change of Control, the following shall be the applicable vesting schedule:

(a)if (i) your grant of Options is assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control, and (1) your employment is terminated without Cause, including termination resulting from death or Disability (as defined in the Plan), or (2) you resign for Good Reason (as defined below), in each case, prior to the second anniversary of the effective date of the Change of Control, all unvested Options will vest immediately upon such termination or resignation; and

(b)if (i) your grant of Options is not assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) and (ii) the Company is not the surviving entity of the Change of Control, all unvested Options will vest immediately upon such Change of Control.

(c)Solely for purposes of this Award Agreement, “Good Reason” shall mean your resignation within 90 days after (but in all cases prior to the second anniversary of a Change of Control): (i) a reduction in your base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in your annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in your job responsibilities, duties or authority; (iv) a change in the geographic location of your primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Award Agreement. A termination by you shall not constitute termination for Good Reason unless you first deliver to the General Counsel of the Company written notice (1) stating that you intend to resign for Good Reason pursuant to this Participant Award Agreement, and (2) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by you. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

3.Termination of Employment. Subject to Section 2(a) above, and except as otherwise provided in accordance with any written employment-related agreement that you have with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement) the following will occur upon your termination of Service to the Company or any Affiliate.

(a)Cause. Upon termination of your employment for Cause, all unvested Options and any unexercised vested Options shall be forfeited immediately. If the Company terminates your employment for Cause, the Company shall give you written notice setting forth the reason for your termination not later than 30 days after such termination.

(b)Termination.  Upon termination of your employment for any other reason, whether voluntarily (including retirement) or involuntarily, all unvested Options shall be forfeited immediately. Notwithstanding anything to the contrary in this Award Agreement, if your employment is terminated voluntarily (including retirement) or your employment is terminated involuntarily without Cause and you remain on the board of directors of the Company or any Affiliate whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, then your unvested Options shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as you remain on such board of directors, in which case any references herein to your employment shall be deemed to include your continued service on such board.

(c)Exercise. Upon a voluntary or involuntary termination of your employment for any reason other than Cause, any unexercised vested Options held on the date of termination shall remain exercisable for the remaining original term of the Options.

4.Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Options at any time and for any or no reason.

5.Miscellaneous.

(a)The exercise price and tax withholding obligations with respect to the Options shall be satisfied by (i) the Company withholding shares that would otherwise be issued upon exercise of the award having a Fair Market Value (as defined in the Plan) equal to the amount needed to pay your exercise price and satisfy the required tax withholding obligations or (ii) if hereinafter approved and directed by the Committee, a payment of cash to the Company equal to the amount needed to pay your exercise price and satisfy the minimum required statutory tax withholding obligations.

(b)The terms contained in the Plan are hereby incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between (i) the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative, or (ii) the provisions of this Award Agreement and the terms of any written employment-related agreement that you have with the Company, the terms of such employment-related agreement shall be controlling and determinative.  The Options, including any shares acquired by you upon exercise of the Options and any cash or other benefit acquired upon the sale of stock acquired through exercise of the Options, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to the Options. Any dispute regarding the payment of benefits under this Award Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

(c)You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to your Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

(d)Your grant of Options under this Award Agreement shall not be effective unless, no later than __________, 20___, (i) you accept your grant through the Fidelity NetBenefits website (ii) to the extent you are not already subject to a confidentiality, non-solicitation and non-competition agreement with the Company, you execute a confidentiality, non-solicitation and non-competition agreement acceptable to the Company, and (iii) if the Company has requested that you sign an amendment to your existing confidentiality, non-solicitation and non-competition agreement with the Company, you execute the requested amendment. When you accept your grant through the Fidelity NetBenefits website, you shall be deemed to have (1) acknowledged receipt of the Options granted on the date shown above (the terms of which are subject to the terms and conditions of this Award Agreement and the Plan) and a copy of this Award Agreement and the Plan and (2) agreed to be bound by all provisions of this Award Agreement and the Plan.